CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 19, 2020, relating to the financial statement of Esoterica Thematic Trust comprising Esoterica NextG Economy ETF as of February 18, 2020, and to the references to our firm under the headings “Fund Service Providers” and “Independent Registered Public Accountant”in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Milwaukee, Wisconsin
Februay 19, 2020